Exhibit 15.3

Governance Appendix Section 1 Frequently Asked Questions Section 2 Operation of the Board’s Committees Section 3 Shareholder Meetings and Constitution

1

       Appendix - Corporate Governance Practices

               Section 1 - Frequently Asked Questions

How do the roles of the Chairman and Chief Executive differ?

It has been CRH’s practice since the formation of the Group in the 1970s that the roles of Chairman and Chief Executive are not combined.

The Board has delegated responsibility for the management of the Group, through the Chief Executive, to executive management. There is a clear division of responsibilities between the roles of the Chairman and the Chief Executive, which is set out in writing and has been approved by the Board. A summary of the respective roles are included in table 1, together with a summary of the responsibilities of the Senior Independent Director and non-executive Directors generally.

What is the role of the

non-executive Directors?

It is CRH’s practice that a majority of the Board comprises non-executive Directors.

The role of non-executive Directors is to challenge management proposals constructively and to examine and review management performance in meeting agreed objectives and targets. In addition, they are expected to draw on their experience and knowledge in respect of any challenges facing the Group and in relation to the development of proposals on strategy.

How does the Board plan for succession?

The Board plans for its own succession with the assistance of the Nomination & Corporate Governance Committee.

For non-executive appointments, independent consultants are engaged to search for suitable candidates. The process to identify, evaluate and appoint a non-executive Director with the suitable experience, skills and time commitment takes into account both the needs of CRH and the diversity, tenure and skills of existing Board members.

External consultants are engaged for executive Director recruitment if, and when, required. In the case of the Chief Executive role, the Board, or a delegated committee of non-executive Directors, leads the process. The incumbent Chief Executive generally acts as an advisor.

Responsibilities	Table 1

Chairman is responsible for:

●   The efficient and effective working of the Board;

●   Ensuring that Board agendas cover the key strategic issues confronting the Group, that the Board reviews and approves management’s plans for the Group and that the Directors receive accurate, timely, clear and relevant information;

●   Making certain that the Board applies sufficient challenge to management proposals and examines and reviews management performance in meeting agreed objectives and targets; and

●   Overseeing the search for new Board members

Chief Executive is responsible for:

●   Full day-to-day operational and profit performance of the Group and accountability to the Board for all authority delegated to executive management;

●   Executing strategy agreed with the Board and reporting regularly on the progress and performance of the Group;

●   Co-ordinating and overseeing the profitable growth of the Group’s portfolio of international businesses; and

●   Maximising the contribution of senior management to business planning, operational control and profit performance

Senior Independent Director is responsible for:

●   Leading the process for the internal evaluation of the Board, its Committees and the Chairman;

●   Chairing Board and Committee meetings in the absence of the Chairman;

●   Resolving any shareholder concerns, where contact through the normal channels of Chairman, Chief Executive or Finance Director has failed to resolve or for which such contact is inappropriate; and

●   Meeting with a range of major shareholders to listen to their views in order to help develop a balanced understanding of the issues and concerns of major shareholders, as required

Non-executive Directors are responsible for:

●   Scrutinising the performance of management in meeting agreed goals and objectives, and monitoring the reporting of performance;

●   Satisfying themselves of the integrity of financial information and that financial controls and systems of risk management are robust and defensible;

●   Determining the appropriate levels of remuneration of executive Directors; and

●   Appointing, and where necessary, removing executive Directors and in succession planning

What criteria are used to determine the independence of non-executive Directors?

The Board considers the principles relating to independence contained in the UK Corporate Governance Code (the ‘Code’), together with the guidance provided by a number of shareholder voting agencies, and takes into account a Director’s character, objectivity and integrity.

The independence of non-executive Board members is considered annually. The Board is assisted in this by the work of the Nomination & Corporate Governance Committee, which annually reviews each Board member’s directorships, and considers any relevant business relationships between CRH and Board members and between Board members.

How is the Chairman appointed and how long does he/she hold office?

In accordance with the Code, the Chairman may not chair the Nomination & Corporate Governance Committee when it is dealing with the succession of the Chairman.

The Nomination & Corporate Governance

Committee, leads the process for the appointment of the Chairman, prepares a specification, including the duties, responsibilities and time commitment required for the role, and considers whether external candidates should be sought and, if so, whether recruitment agents should be engaged and/or the position advertised. Each Director is consulted as part of the process. The

Governance Appendix	2

Nomination & Corporate Governance Committee assesses each prospective candidate against the specification for the role and makes a recommendation to the Board. The final decision on any appointment is taken by the Board.

The Chairman is elected for an initial three-year term. The Senior Independent Director consults with all Board members to ascertain if the Board wishes to invite the Chairman to remain in office for a second term. If a further extension to the Chairman’s term of office is being contemplated, the Senior Independent Director consults with all Board members at the end of the fifth year, to ascertain their views. In accordance with the provisions of the Code, unless the Board determines otherwise, the tenure of the Chairman will not exceed nine years from the date of first appointment to the Board.

How and when is the performance of the Chairman assessed?

The process to review the performance of the Chairman is led by the Senior Independent Director.

The non-executive Directors meet at least annually in the absence of the Chairman to review his/her performance. In addition, the performance of the Chairman is assessed as part of the internal and external Board evaluation processes.

Who is the Senior Independent Director?

The Senior Independent Director is available to shareholders who have concerns that cannot be addressed through the Chairman, Chief Executive or Finance Director.

Gillian Platt was appointed as Senior Independent Director in September 2018.

Who is the Company Secretary?

All Directors have access to the advice and services of the Company Secretary, who is responsible to the Board for ensuring that Board procedures are complied with.

Neil Colgan was appointed Company Secretary in June 2009. The appointment and removal of the Company Secretary is a matter for the Board.

For what period are

non-executive Directors

appointed?

Non-executive Directors are typically expected to serve two three-year terms, although they may be invited by the Board to serve for further periods.

The standard terms of the letter of appointment for non-executive Directors, which states that they are generally expected to serve two terms of three years, are available for inspection at the Company’s registered office and at the Annual General Meeting (AGM). Further terms are subject to a rigorous performance review. A non-executive Director’s term of office is subject to his/her annual re-election by shareholders and the letter of appointment does not provide for any compensation for loss of office.

How are the induction, training and development needs of Directors catered for?

The Chairman agrees a tailored and comprehensive induction programme with each new Director.

New Directors are provided with extensive briefing materials on the Group and its operations, the procedures relating to the Board and its Committees and their duties and responsibilities as Directors under legislation and regulations that apply to the Company.

A typical induction programme, which generally takes place over the first year of a Director’s appointment, covers the topics set out in table 2 on page 3. Sessions are held periodically with the Chairman at which progress is reviewed and feedback is sought.

For newly-appointed members of the Audit Committee, additional training arrangements include the topics set out in table 3 on page 3.

Members of the Audit Committee receive periodic updates on accounting developments.

Directors can also avail of opportunities to hear the views of, and meet with, the Group’s shareholders. Directors regularly receive copies of research and analysis conducted on CRH and the building materials sector. Updates in relation to other relevant matters, for example, changes in company law, are provided from time to time.

What processes are in place for appraising the performance of Directors and for evaluating the effectiveness of the Board and its Committees?

An annual review of individual Directors’ performance is conducted by the Chairman and each Director is provided with feedback gathered from other members of the Board.

The performance of each Director is assessed against a number of measures, including the ability of the Director to contribute to the development of strategy, to understand the major risks affecting the Group, to contribute to the cohesion of the Board, to commit the time required to fulfil the role and to listen to and respect the views of other Directors and the management team. As part of that review process the Chairman discusses with each individual their training and development needs and, where appropriate, agrees suitable arrangements to be put in place to address those needs.

The Senior Independent Director conducts an annual review of Board effectiveness, the operation and performance of the Chairman, the Board and its Committees, and the effectiveness of Board communications. This is achieved through discussion in one-to-one sessions with each Director, which may be aided by the completion by each Director of a questionnaire in advance. The meetings, which cover specific topics and allow for free-ranging discussion, provide a forum for an open and frank discourse. The Senior Independent Director circulates a written report to the Board, which summarises the outcome of the review and sets out any recommendations from Board members in relation to areas where improvements can be made. Consideration of the Senior Independent Director’s report is a formal agenda item at a scheduled Board meeting.

Every three years the Board evaluation process is facilitated by an external service provider.

3

Induction Programme	Table 2

Board Members

● Group strategy, Divisional strategy and organisational structure

● Financial reporting, trading results, acquisition models, funding sources/debt maturity, Group treasury and credit rating metrics

● Development priorities

● Succession planning

● Talent Management

● Legal duties and responsibilities

● Management of inside information

● Dealings in CRH securities

● Listing rule requirements

● Sustainability, including the Group’s key targets, policies and ambitions and the views of internal and external stakeholders

● Regulatory, Compliance & Ethics policies and the structures in place to ensure ongoing compliance

● Health & Safety programme, including the fatality elimination programme, and the Group’s Corporate Social Responsibility policies

● Enterprise Risk Management, insurance arrangements and captive insurance programme

● Investor Relations programme and the views of the Group’s major investors

● Remuneration policy and procedures

● IT strategy, including cyber security policies and procedures

Audit Committee Members	Table 3

Topic

External audit

● Audit planning

● Auditors’ responsibilities

Internal audit

● Strategy and workplan

● IT audit

Risk Management:

● Enterprise Risk Management policies and procedures

What are the requirements

regarding the retirement and

re-election of Directors?

All Directors retire at each AGM and, unless they are stepping down from the Board, submit themselves to shareholders for re-election.

Re-appointment of Directors retiring at AGMs is not automatic. Directors who are seeking re-election are subject to a satisfactory performance appraisal. All Directors are subject to the Memorandum and Articles of Association of the Company (a summary of provisions in the Memorandum and Articles of Association relating to the Directors is set out on page 8).

How often does the Board meet?

Details of the number of Board and Committee meetings during 2021, and of Directors’ attendance at those meetings, is set out in the 2021 Annual Report and Form 20-F on page 73.

Currently, there are five scheduled Board meetings per year.

Additional meetings, to consider specific matters, are held when and if required. Prior to their appointment, potential non-executive Directors are made aware of the calendar of meetings and are asked to confirm that they are able to allocate sufficient time to meet the expectations of their role. The approval of the Board is required before a Director accepts additional external appointments.

Governance Appendix	4

How are Board agendas determined?

The Chairman sets the agenda for each meeting in consultation with the Chief Executive and Company Secretary.

In setting the agendas, the Chairman ensures that sufficient time is allocated to strategy setting and review, performance monitoring, portfolio management, including acquisitions and divestments, succession planning and talent management. Board agendas typically cover items set out in table 4 below.

The papers for meetings are generally circulated electronically in the week prior to the meeting.

The Chairman and non-executive Directors also have periodic sessions in the absence of the executive Directors.

How does the Board ensure its reports are fair, balanced and understandable?

The Board collectively determines whether or not it is appropriate to include in the Annual Report and Form 20-F a statement that the Board considers the document, taken as a whole, to be fair, balanced and understandable.

The Group’s Financial Reporting and Disclosure Group (FRADG) reviews draft disclosures such as the Annual and Interim Reports, and meets with the Finance Director to discuss proposed disclosures, in the context of whether draft reports fulfil the criteria of being fair, balanced and understandable. The conclusions of the FRADG are reported to the Board. To ensure the Group’s disclosures are in line with evolving best practice in this area, the FRADG, which is made up of

Typical Board Agenda Items	Table 4

●   Safety

●   Trading results

●   Group and Divisional Strategy

●   Group Budget

●   Succession planning and talent management

●   Capital allocation including capital expenditure, acquisitions, divestments, dividends and share buy backs

●   Investor Relations and Shareholder Engagement

●   Board Committee Updates

●   Minutes

executives with responsibilities across a range of functions, regularly receives feedback from external experts who review published documents and provide guidance regarding developments. In the case of the Annual Report and Form 20-F, to facilitate each Director’s individual review the draft document is circulated to Board members approximately two weeks prior to the finalisation of the report.

Are the Directors subject to securities dealing policies or codes?

Directors are required to obtain clearance from the Chairman and Chief Executive before dealing in CRH securities.

CRH has a policy on dealings in securities that applies to all Directors and selected senior management. Directors and senior management are prohibited from dealing in CRH securities during designated prohibited periods and at any time when the individual is in possession of inside information.

5

Section 2 - Operation of the Board’s Committees

Acquisitions, Divestments and Finance Committee

Role and Responsibilities

The Acquisitions, Divestments and Finance Committee is responsible for:

●	approving acquisitions and disposals and large capital expenditure projects up to agreed limits;

●	reviewing the performance of acquisitions, including testing the validity of the assumptions on which acquisition proposals were based

●	advising the Board on the financial requirements of the Group and on appropriate funding arrangements;

●	considering and making recommendations to the Board in relation to the issue and buyback of shares and debt instruments and on the Group’s financing arrangements;

●	considering and making recommendations to the Board in relation to dividend levels on the Ordinary Shares;

●	keeping the Board advised of the financial implications of Board decisions in relation to acquisitions;

●	approving guarantees related to bank financing provided by CRH plc up to certain limits;

●	assisting management, at their request, in considering any financial or taxation aspect of the Group’s affairs; and

●	reviewing the Group’s insurance arrangements.

The responsibilities of the Acquisitions, Divestments and Finance Committee are set out in full in its Terms of Reference, which are available on the CRH website, www.crh.com.

Audit Committee

Role and Responsibilities

The primary responsibilities of the Audit Committee are to:

●	monitor the financial reporting process, the integrity of the financial statements, including the Annual and Interim Reports, preliminary results announcements, trading statements and any other formal announcement relating to the financial performance of the Company, and to review significant financial reporting issues and judgements exercised in the preparation thereof;

●	monitor the audit of the financial statements;

●	keep under review the effectiveness of the Company’s internal financial controls and the internal control and risk management systems and review and approve statements to be included in the Annual Report and Form 20-F regarding internal control and risk management;

●	review the Company’s arrangements for its employees to raise concerns, in confidence, about possible wrongdoing in financial reporting or other matters and review the Company’s procedures and systems for detecting fraud and preventing bribery;

●	keep under review the adequacy of the Group’s compliance & ethics function;

●	monitor and review the effectiveness of the internal audit function;

●	review the effectiveness of the audit process and the independence and objectivity of the external auditors;

●	develop and monitor the policy on non-audit services to be provided by the external auditors;

●	approve the remuneration and terms of engagement of the external auditors;

●	make recommendations to the Board in relation to the appointment or removal of the external auditor; and

●	report to the Board on how it has discharged its responsibilities

The responsibilities of the Audit Committee are set out in full in its Terms of Reference, which are available on the CRH website, www.crh.com.

Meetings

While attendance by non-independent Directors and management is by invitation only, the Finance Director and the Head of Internal Audit generally attend Committee meetings. The external auditors, Deloitte, attend the majority of meetings and have direct access to the Chairman of the Committee. The Group Chairman, Chief Executive and other senior finance personnel attend meetings (for particular agenda items) at the invitation of the Committee as required. The Committee meets annually with the Head of

Internal Audit, and separately with the external auditors, in the absence of management. A typical calendar of meetings, which includes a general outline of the main agenda items, is set out in table 5 on page 6.

In addition to the regular updates given to the Board on the activities of the Committee, in February each year, the Chairman of the Committee formally reports to the Board on how the Committee has discharged its responsibilities in respect of the prior financial year.

Internal Audit

The Head of Internal Audit attends the majority of the meetings of the Audit Committee. The Committee agrees the Internal Audit strategy, its charter and the annual workplan, which is developed on a risk-based approach. The Head of Internal Audit reports to the Audit Committee on the findings of internal audit reviews and related follow-ups and the outcome of control testing in connection with Section 404 of the Sarbanes-Oxley Act 2002.

Assessments of the Internal Audit function have been carried out periodically by management and validated by an independent third party assessor. The latest external assessment, which principally involved a series of interviews with key stakeholders throughout the organisation, including the members of the Audit Committee, was conducted in 2021.

Internal Control

The Board has delegated responsibility for monitoring the effectiveness of the Group’s risk management and internal control systems to the Audit Committee1. Such systems are designed to manage rather than eliminate the risk of failure to achieve business objectives and, in the case of internal control systems, can provide only reasonable and not absolute assurance against material misstatement or loss.

The Consolidated Financial Statements are prepared subject to oversight and control of the Finance Director, who seeks to ensure that data is captured from Group locations and all required information for disclosure in the Consolidated Financial Statements is provided. An appropriate control framework has been put in place around the recording of appropriate consolidation journals and other adjustments. The Consolidated Financial Statements are

1.	In accordance with Section 167(7) of the Companies Act 2014.

Governance Appendix	6

reviewed by the FRADG prior to being reviewed by the Audit Committee and approved by the Board of Directors.

Group management has responsibility for major strategic development and financing decisions. Responsibility for operational issues is devolved, subject to limits of authority, to product group and operating company management. Management at all levels is responsible for internal control over the business functions that have been delegated. This embedding of the system of internal control throughout the Group’s operations is designed to enable the organisation to respond quickly to evolving business risks, and to ensure that significant internal control issues, should they arise, are reported promptly to appropriate levels of management.

Further details in relation to the Committee’s work in this area are set out in the Audit Committee section of the 2021 Annual Report and Form 20-F.

External Auditors

There are no contractual obligations which act to restrict the Committee’s choice of external auditor. The Committee periodically considers the risk of withdrawal by Deloitte from the market and the potential impact on the Group, were that eventuality to materialise.

The Audit Committee has put in place safeguards to ensure that the independence of the audit is not compromised. Such safeguards include:

●	seeking confirmation from the external auditors that they are, in their professional judgement, independent from the Group;

●	obtaining from the external auditors an account of all relationships between the auditors and the Group;

●	monitoring the Group’s policy prohibiting the employment of former staff of the external auditors, who were part of the CRH audit team, in senior management positions with the Group until two years have elapsed since the completion of the audit;

●	monitoring the number of former employees of the external auditors currently employed in senior positions in the Group and assessing whether those appointments impair, or appear to impair, the external auditors’ judgement or independence;

Typical Audit Committee Calendar	Table 5

Meeting	Activity

Q1	● Consideration of the financial statements (including the report from the external auditors on Integrated Audit Results and Communications)
● Approval of external audit fee
● Annual review of external auditor independence
● Annual assessment of risk management and internal control systems
● Update on Internal Audit work/activities
● Enterprise Risk Management review

Q2	● Review of Trading Update[1]
● Meeting with Divisional Chief Financial Officers
● Cyber Security update
● Approval of external audit plan
● Meetings with management of key functions as required

Q3	● Updates on accounting & auditing developments
● Update on Internal Audit work/activities
● Enterprise Risk Management update
● Compliance update
● Review of interim results announcement
● Meeting with Divisional Chief Financial Officers
● Preliminary review of goodwill impairment and sensitivity analysis

Q4	● Review of Trading Update[1]
● Review of outcome of goodwill impairment and sensitivity analysis
● Approval of Internal Audit workplan
● Enterprise Risk Management update
● Approval of non-audit fees provided by external auditors
● Review of the Committee’s performance and Terms of Reference
● Review of the Company’s compliance arrangements and structures
● Meetings with management of key functions as required

1.	A Committee of the Group Chairman, Audit Committee Chairman, Chief Executive and Finance Director are authorised from time to time to review and approve the release of Trading Statements.

●	considering whether, taken as a whole, the various relationships between the Group and the external auditors impair, or appear to impair, the auditors’ judgement or independence; and

●	reviewing the economic importance of the Group to the external auditors and assessing whether that importance impairs, or appears to impair, the external auditors’ judgement or independence

The Group external audit engagement partner is replaced every five years and other senior audit staff are rotated every seven years.

Non-audit Fees

The Group has a policy governing the conduct of non-audit work by the auditors. The policy, which was updated in February 2019, is available on the CRH website. Under the policy, the external auditors are prohibited from performing services where they:

●	may be required to audit their own work;

●	participate in activities that would normally be undertaken by management;

●	are remunerated through a ‘success fee’ structure; and

●	act in an advocacy role for the Group

7

Other than the above, the Group does not impose an automatic ban on the external auditors undertaking non-audit work. The external auditors are permitted to provide non-audit services that are not, or are not perceived to be, in conflict with auditor independence or prohibited by Rule 2-01 of SEC Regulation S-X, provided they have the skill and competence to carry out the work and are considered by the Committee to be the most appropriate party to undertake such work in the best interests of the Group.

The engagement of the external auditors to provide any non-audit services must be pre-approved by the Audit Committee or entered into pursuant to pre-approval policies and procedures established by the Committee. The pre-approval policy specifies the services that are prohibited and the services which have general pre-approval. The Committee has delegated to the Finance Director responsibility for confirming whether a service, which has general pre-approval, can be provided by Deloitte. In addition, Internal Audit reviews the pre-approval process to ensure that it is robust in addressing the requirements of the Public Company Accounting Oversight Board and does not impinge on Deloitte’s independence. The Finance Director reports regularly to the Committee on services which have been approved.

Nomination & Corporate Governance Committee

Role and Responsibilities

The primary responsibilities of the Committee are to:

●	regularly review the size, structure and composition (including skills, knowledge, experience and diversity) of the Board and making recommendations to the Board regarding any changes;

●	give consideration to succession planning for Directors and senior executives, including the development of a diverse pipeline for succession

●	identify and recommend candidates to fill Board vacancies;

●	in respect of the appointment of a Chairman, prepare a job specification including the time commitment expected;

●	keep under review the leadership needs of the organisation;
●	approve the terms of reference for external board evaluations;

●	keep under review corporate governance developments with the aim of ensuring that CRH’s governance policies and practices continue to be in line with best practice;

●	ensure that the principles and provisions set out in the Code (and any other governance code that applies to the Company) are observed; and

●	review the disclosures and statements made in the Corporate Governance Report to shareholders

The responsibilities of the Nomination & Corporate Governance Committee are set out in full in its Terms of Reference, which are available on the CRH website, www.crh.com

Remuneration Committee

Role and Responsibilities

The primary responsibilities of the Committee are to:

●	determine and agree with the Board the Group’s policy on executive remuneration;

●	seek shareholder approval for the policy at least every three years;

●	ensure that CRH’s remuneration structures are fair and responsible; and

●	consider and approve remuneration packages for the executive Directors and the Chairman

Additional responsibilities of the Committee are to:

●	recommend and monitor the level and structure of remuneration for senior management; and

●	oversee the preparation of the Directors’ Remuneration Report

In considering remuneration levels for executive Directors particularly, the Committee takes into account remuneration trends across the CRH Group, which has a diverse range of operations in 28 countries, in geographic regions which are often at different stages in the economic cycle.

Meetings and Structure of Committee

Under its Terms of Reference, the Remuneration Committee must be made up of at least three members, all of whom must be independent non-executive Directors. Members of the

Committee can serve for up to a maximum of three terms of three years. The Group Chairman may be a member of the Committee provided he/ she was independent on appointment as Chairman and the Board continues to consider him/her to be independent. Only members of the Committee have the right to attend Committee meetings. However, other individuals such as the Chairman, if not a member of the Committee, the Chief Executive, the Chief Human Resources Officer and external advisers may be invited to attend for all or part of any meeting as and when appropriate. The Chief Executive is fully consulted about remuneration proposals.

The responsibilities of the Remuneration Committee are set out in full in its Terms of Reference, which are available on the CRH website, www.crh.com

Safety, Environment & Social Responsibility Committee

Role and Responsibilities

The primary responsibilities of the Committee are to:

●	keep under review developments in health & safety, the environment and social responsibility that may impact on CRH, with the aim of ensuring that all policies and procedures continue to be in line with best practice and align with CRH’s commitments;

●	review and approve targets set and to track performance in the areas of health, safety, environment and community support;

●	monitor strategies relating to health & safety, the environment and social responsibility across CRH;

●	ensure that appropriate audits of safety and environment performance are established and implemented across CRH;

●	monitor any current, pending or threatened legal actions with respect to safety, environment and social responsibility;

●	review and approve any reports on safety, environment and social responsibility in all public documents;

●	review and approve goals and policies for the improvement of inclusion & diversity within CRH, oversee external reporting, where relevant, and monitor progress against agreed objectives and key performance criteria; and

Governance Appendix	8

●	be responsible on behalf of the Board for effective engagement with stakeholders and, in particular, employees, and in fulfilling this duty to: (i) report regularly to the Board on the work of the Committee so that the views of stakeholders can be taken into account in Board discussions and decision making; (ii) ensure that structures are in place to enable employees to raise matters of concern; and (iii) support the Board in ensuring that workforce policies and practices are consistent with the Company’s values and support its longterm sustainable success.

The responsibilities of the Safety, Environment & Social Responsibility Committee are set out in full in its Terms of Reference, which are available in the CRH website, www.crh.com

Section 3 - Shareholder Meetings and Constitution

General Meetings

The Company’s AGM, which is held in Ireland, affords individual shareholders the opportunity to question the Chairman and the Board. The Notice of the AGM, which specifies the time, date, place and the business to be transacted, is sent to shareholders at least 20 working days before the meeting. At the meeting, resolutions are voted on by way of a poll using an electronic voting system. The votes of shareholders present at the meeting are added to the proxy votes received in advance and the total number of votes for, against and withheld for each resolution are announced. This information is made available on the Company’s website following the meeting.

All other general meetings are called Extraordinary General Meetings (EGMs). An EGM called for the passing of a special resolution requires at least 21 clear days’ notice.

At least 21 clear days’ notice is also required for an EGM called for the passing of an ordinary resolution except where a special resolution reducing the period of notice to 14 days has been passed at the immediately preceding AGM, or at a general meeting held since that meeting. No such special resolution was adopted at or since the last AGM.

A quorum for a general meeting of the Company is constituted by two or more shareholders present in person and entitled to vote. The passing of resolutions at a meeting of the Company, other than special resolutions, requires a simple majority. To be passed, a special resolution requires a majority of at least 75% of the votes cast.

Shareholders have the right to attend, speak, ask questions and vote at general meetings. In accordance with Irish company law, the Company specifies record dates for general meetings, by which date shareholders must be registered in the Register of Members of the Company to be entitled to attend. Record dates are specified in the notes to the notice of a general meeting. Shareholders may exercise their right to vote by appointing, by electronic means or in writing, a proxy/proxies to vote some or all of their shares. The requirements for the receipt of valid proxy forms are set out in the notes to the notice convening the meeting and in the notes on the proxy form. A shareholder, or a group of shareholders, holding at least 5% of the issued share capital of the Company, has the right to requisition a general meeting. A shareholder, or a group of shareholders, holding at least 3% of the issued share capital of the Company, has the right to put an item on the agenda of an AGM or to table a draft resolution for inclusion in the agenda of a general meeting, subject to any contrary provision in Irish company law.

Memorandum and Articles of Association

The Company’s Memorandum of Association sets out the objects and powers of the Company. The Articles of Association detail the rights attaching to each share class; the method by which the Company’s shares can be purchased or reissued and the provisions which apply to the holding of and voting at general meetings. Details of transactions in the Company’s own shares are included in the Directors’ Report on page 113 of the 2021 Annual Report and Form 20-F.

The Articles of Association also set out the rules relating to Directors, including their appointment, retirement, re-election, duties and powers. The Articles provide that no person other than a Director retiring at the meeting shall, unless recommended by the Directors, be eligible for election to the office of Director at any General Meeting unless not less than seven nor more than 21 days before the day appointed for the meeting there shall have been left at the registered office notice in writing, signed by a member duly qualified to attend and vote at the meeting for which such notice is given, of his intention to propose such person for election and also notice in writing signed by that person of his willingness to be elected. The Articles also require that the qualification of a Director shall be the holding alone and not jointly with any other person of 1,000 Ordinary Shares in the capital of the Company. A Director may act before acquiring his/her qualification but must acquire the shares within two months of his/her appointment or election.

On behalf of the Board,

R. Boucher, A. Manifold

Directors

2 March 2022